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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): March 3, 1998

                  Falcon Classic Cable Income Properties, L.P.
             (Exact Name of Registrant as Specified in its Charter)



         California                 000-18266                    95-4200409
(State or Other Jurisdiction       (Commission                 (IRS Employer
       of Incorporation)           File Number)              Identification No.)


10900 Wilshire Blvd., 15th Floor, Los Angeles, California         90024
       (Address of Principal Executive Offices)                (Zip Code)



       Registrant's telephone number, including area code: (310) 824-9990


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Item 5.  Other Events.

        As previously reported in a Form 8-K dated June 30, 1997, pursuant to the Partnership Agreement, on June 27, 1997, Falcon Classic Cable Income Properties, L.P. (the "Registrant") entered into an agreement (the "Asset Purchase Agreement") to sell substantially all of the Registrant's assets for $82,000,000 in cash.

        As previously reported in a Form 8-K dated October 2, 1997, on or about September 2, 1997, Paul J. Isaac, a Unitholder of the Registrant, purporting to act on behalf of himself and other similarly situated Unitholders, filed a putative class action lawsuit in Los Angeles County Superior Court, based on the pending sale, against the Registrant, its general partner and certain of its directors and officers (the "Defendants").

        As previously reported in a Form 8-K dated January 12, 1998, subject to Court approval, the parties reached an agreement (the "Settlement Agreement"), effective December 31, 1997, resolving and settling the Lawsuit.

        On March 3, 1998, the Court approved the Settlement Agreement and entered the Judgment. A copy of the Judgment is attached hereto as Exhibit 5.1 and incorporated herein by this reference.

        On March 6 and 9, 1998, pursuant to the Settlement Agreement, the Judgment and the Asset Purchase Agreement, the sale of the Registrant's cable assets closed with the exception of the cable system franchise operated in Somerset, Kentucky. The cable assets sold represented 92.4% of the total transaction. As a result of the closing, pursuant to the Settlement Agreement, the Judgment and the Asset Purchase Agreement, the Registrant received $76,784,352.42 (the "Gross Sales Proceeds"). This amount represented purchase price, plus accrued interest on the net purchase price attributable to the systems sold, minus an appropriate portion of the settlement notice costs. As a result of the closing, pursuant to the Settlement Agreement, the Defendants separately transferred $1,172,335.19 to the Settlement Fund. This amount represented settlement payment principal, plus accrued interest on that principal, minus an appropriate portion of the settlement notice costs.

        As of March 9, 1998, the Registrant's sole remaining cable system asset is the cable franchise operated in Somerset, Kentucky (the "City of Somerset"). This asset represents 7.6% of the total transaction. To date, the requisite regulatory approvals have not been obtained for the City of Somerset. These approvals are required to complete the sale of the City of Somerset cable system. The Registrant will continue to negotiate with the City of Somerset in hopes of procuring the necessary approvals. If these approvals are


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received on or before September 30, 1998, the Registrant will complete the sale and the Unitholders of record at the time of the sale will receive the asset sale proceeds (including accrued interest at the favorable rate of 10% per annum on the net purchase price attributable to the City of Somerset). In addition, the Defendants will transfer the remaining balance of the Settlement Fund (plus accrued interest thereon). If the Registrant is unable to secure the necessary approval in the time allotted, the Registrant will explore alternative liquidation options, including sale to a third party.

        As a result of the closings described above and pursuant to the terms and conditions of the Partnership Agreement, the Registrant currently intends to distribute the net sales proceeds (i.e., the Gross Sales Proceeds less all applicable adjustments, allocations, bank debt, liabilities, settlement costs and reductions pursuant to the Partnership Agreement and Settlement Agreement) in late March or early April 1998. The General Partner currently anticipates a distribution of $58,151,900.00 or $809.02 per unit, although the actual amount received may vary depending upon individual tax withholding requirements. In addition, if the Registrant is able to close the sale of the City of Somerset cable system, the Registrant will distribute the net sales proceeds from that sale as soon as reasonably practicable.

        Finally, once the Judgment becomes Final, the Settlement Fund will be distributed to members of the Settlement Class. The Settlement Class and the term "Final" are defined in the Stipulation of Settlement, dated as of December 31, 1997, and attached as Exhibit 1 to the Form 8-K dated January 12, 1998. With certain conditions and limitations specified in the Stipulation of Settlement, the Settlement Class consists of all unitholders as of June 30, 1997. The Registrant currently anticipates distribution of the Settlement Fund in late May or early June 1998. Subsequent distributions will be made if necessary (e.g., City of Somerset) and as appropriate.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

               (i)    Exhibits


        Exhibit No.                   Description
        -----------                   -----------

          5.1                 Judgment entered March 3, 1998 in the matter of
                             Paul J. Isaac et al. v. Falcon Classic Cable Income Properties, L.P., Falcon Classic Cable Investors, L.P., Falcon Holding Group, L.P., Marc B. Nathanson and Frank J. Intiso, Case No. BC177205.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      Falcon Classic Cable Income Properties, L.P.

                             By: Falcon Classic Cable Investors, L.P.
                                 General Partner

                             By: Falcon Holding Group, L.P.
                                 General Partner

                             By: Falcon Holding Group, Inc.
                                 General Partner

                             By: /s/ Michael K. Menerey
                                 -------------------------
                                 Michael K. Menerey
                                 Chief Financial Officer


Date:  March 16, 1998


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